EXHIBIT 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

(For Executive Officers Who Also Have a Change of Control Employment Agreement)

     THIS AGREEMENT is made as of March 22, 2004 between Office Depot, Inc., a Delaware corporation (the “Company”), and Rick Lepley (“Executive”). This Agreement replaces and supersedes any and all prior employment agreements, letters of understanding, or other agreements of any sort whatsoever, existing between the Company and Executive, of whatsoever nature.

NOW THEREFORE,

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment.

     (a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Term”).

     (b) The parties hereto have entered into an Employment Agreement dated as of the same date as this Agreement by and between the Company and the Executive (the “Change of Control Employment Agreement”) which, by its terms, takes effect during the “Employment Period” as defined in such agreement. During any such Employment Period under the Change of Control Employment Agreement, the terms and provisions of the Change of Control Employment Agreement shall control to the extent such terms and provisions are in conflict with the terms and provisions of this Agreement. In addition, during such Employment Period, the Employment Term hereunder shall be tolled and upon expiration of the Employment Period under the Change of Control Employment Agreement the Employment Term hereunder shall recommence.

     2. Position and Duties.

     (a) During the Employment Period, Executive shall serve as an Executive Vice President of the Company and shall have such duties, responsibilities and authority as are assigned to him from time to time by the Chairman and Chief Executive Officer (“CEO”), its President, North America (“President”) or the Board of Directors (the “Board”) to alter, expand or limit such duties, responsibilities and authority. Executive’s scope of duties shall at all times be subject to the power of the Company’s CEO or the Board to modify or alter such duties.

     (b) Executive shall report to the President, North America or to such other person(s) as the CEO may direct from time to time, and Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries; provided that Executive shall, with the prior written approval of the CEO, be allowed to serve as (i) a director or officer of any non-profit organization including trade, civic, educational or charitable organizations, or (ii) a director of any corporation which is not competing with the Company or any of its Subsidiaries in the office product and office supply industry so long as such duties do not materially interfere with the performance of Executive’s duties or responsibilities under this Agreement. Executive shall perform Executive’s duties and responsibilities under this Agreement to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

     (c) Executive shall be based at or in the vicinity of the Company’s headquarters but may be required to travel as necessary to perform Executive’s duties and responsibilities under this Agreement.

     (d) For purposes of this Agreement, “Subsidiaries” shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

     3. Base Salary and Benefits.

     (a) Initially, Executive’s base salary as Executive Vice President shall be $500,000 per annum (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. This rate of pay shall be applicable for so long as Executive is serving in the capacity of Executive Vice President, North American Retail Stores. At such time as Executive is assigned other, or different job responsibilities, his Base Salary may be higher or lower, and such change shall not trigger a right to terminate this Agreement for “Good Reason” as set forth herein. In no event shall Executive’s Base Salary be set at an annual rate of pay less than $375,000 if his position assignment changes during the first 12 months of this Agreement, or $400,000 if his position assignment changes during the second 12 months of this Agreement, or later, regardless of any other duties to which he may be assigned in the future, or if proposed to be set at less than $375,000 or $400,000 (whichever is then applicable in accordance with the first clause of this sentence), Executive shall have the option of accepting such lower Base Salary, or he shall have the right to terminate this Agreement for “Good Reason.” Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board and shall be subject to adjustment, as they shall determine based on among other things, market practice and performance, subject to the preceding sentence of this subparagraph 3(a). In addition, during the Employment Term, Executive shall be entitled to participate in the Company’s Long Term Incentive Plan.

     (b) In addition to the Base Salary, Executive shall be entitled to participate in the Company’s Management Incentive Plan (the “Bonus Plan”) as administered by the Compensation Committee of the Board of Directors. If the Board or the Compensation Committee modifies such Bonus Plan during the Employment Term, Executive shall continue to participate at a level no lower than the highest level established for any officer of the Company then at Executive’s level. At the discretion of the Board or the Compensation Committee, Executive may be offered from time to time the opportunity to participate in other bonus plans of the Company in lieu of the Bonus Plan and, if Executive chooses to participate in such plan or plans, the provisions of this paragraph 3(b) shall be tolled during the period of such participation.

     (c) Executive shall be entitled to paid vacation in accordance with the Company’s general payroll practices for officers of the Company then at Executive’s level.

     (d) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

     (e) Executive will be entitled to all benefits as are, from time to time, maintained for officers of the Company then at Executive’s level, including without limitation: medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans (collectively, “Insurance Benefits”), profit sharing and retirement benefits.

     4. Term.

     (a) The Employment Term shall end on the eighteen (18) month anniversary of the date of this Agreement; provided that (i) the Employment Term shall be extended for successive periods of one (1) year each (each of which is referred to as an “extension term” of the Employment Term) in the event that written notice of termination hereof is not given by one party hereof to the other at least six months prior to the end of the Employment Term or the then applicable extension term, as the case may be; provided further that (ii) the Employment Term shall terminate prior to such date (A) upon Executive’s death or permanent disability or incapacity (as determined by the Board in its good faith judgment), (B) upon the mutual agreement of the Company and Executive, (C) by the Company’s termination of this Agreement for Cause (as defined below) or without Cause or (D) by Executive’s termination of this Agreement for Good Reason (as defined below) or without Good Reason.

     (b) If the Employment Term is terminated by the Company without Cause or is terminated by the Executive for Good Reason, Executive (and Executive’s family with respect to clause (iii) below) shall be entitled to receive (i) Executive’s Base Salary through the eighteenth month anniversary of such termination and Executive’s Pro Rata Bonus (as defined in paragraph (h) below), if and only if Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof, (ii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, deferred compensation plans, and other employer programs of the Company in which Executive is then participating (other than the Pro Rata Bonus), and (iii) Insurance Benefits through the eighteenth month anniversary of such termination pursuant to the Company’s insurance programs, as in effect from time to time, to the extent Executive participated immediately prior to the date of such termination; provided that any such continuation of health insurance benefits will run concurrently with and satisfy the continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and provided further that any health insurance benefits which Executive becomes entitled to receive as a result of any subsequent employment shall serve as primary coverage for Executive and Executive’s family. The amounts payable pursuant to paragraph 4(b)(i) and (ii) shall be payable, at the Company’s discretion, in one lump sum payment within 30 days following termination of the Employment Term or in any other manner consistent with the Company’s normal payment policies. No payment of any sum nor the receipt of any benefit shall be due to Executive under this subsection (b) unless and until Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its Subsidiaries (and their respective present and former officers, directors, employees and agents – collectively the “Released Parties”) and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive’s having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, then Executive shall be entitled to receive only those amounts provided pursuant to subsection 4(c) below provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.

     (c) If the Employment Term is terminated by the Company for Cause or by the Executive without Good Reason, Executive shall be entitled to receive (i) Executive’s Base Salary through the date of such termination and (ii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates; provided, however, that Executive shall not be entitled to payment of a Pro Rata Bonus.

     (d) If the Employment Term is terminated upon Executive’s death or permanent disability or incapacity (as determined by the Board in its good faith judgment), Executive, or Executive’s estate if applicable, shall be entitled to receive the sum of (i) Executive’s Base Salary through the date of such termination and Executive’s Pro Rata Bonus (as defined in paragraph (h) below) and (ii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates. The amounts payable pursuant to this paragraph 4(d) shall be payable, at the Company’s discretion, in one lump sum payment within 30 days following termination of the Employment Term or in any other manner consistent with the Company’s normal payment policies.

     (e) Except as otherwise provided herein, fringe benefits and bonuses (if any) which accrue or become payable after the termination of the Employment Term shall cease upon such termination.

     (f) For purposes of this Agreement, “Cause” shall mean:

     (i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the CEO which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed the Executive’s duties, or

     (ii) the engaging by the Executive in illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Behavior.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Company’s Board of Directors, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

     (g) For purposes of this Agreement, “Good Reason” shall mean:

     (i) the assignment to the Executive of any duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by paragraph 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, and excluding further any change in the reporting relationships of the Executive as directed by the CEO or the Board and specifically excluding further any change in the reporting relationships of the Executive as directed by the CEO or the Board;

     (ii) any failure by the Company to comply with any of the provisions of paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (iii) the Company’s requiring the Executive to be based at any location other than as provided in paragraph 2(c) hereof; or

     (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

     (h) For purposes of this Agreement, “Pro Rata Bonus” shall mean the sum of (i) the pro rata portion (calculated as if the “target” amount under such plan has been reached) under any current annual incentive plan from the beginning of the year of termination through the date of termination and (ii) if and to the extent Executive is vested, the pro rata portion (calculated as if the “target” amount under such plan has been reached) under any long-term incentive plan or performance plan from the beginning of the period of determination through the date of termination.

     5. Confidential Information. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any other Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the CEO, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary that Executive may then possess or have under Executive’s control.

     6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company and its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the CEO and perform all actions reasonably requested by the CEO (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     7. Non-Compete, Non-Solicitation.

     (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company Executive shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive’s services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Term and for a period of eighteen (18) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive’s employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. The Company presently does not enforce this paragraph 7(a) in California. However, Executive is still required to sign this Agreement since Executive may already work, or may work in the future, in a state where this paragraph 7(a) is fully enforceable. Moreover, the Company reserves its right to enforce this paragraph 7(a) in all other states in which it is enforceable, and in California in the future, to reflect any legislative or legal developments which will permit its enforcement to the fullest extent permitted by California law.

     (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

     (c) The provisions of this paragraph 7 will be enforced to the fullest extent permitted by the law in the state in which Executive resides or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 7 are reasonable.

     (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

     8. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

     9. Survival. Paragraphs 5, 6 and 7 and paragraphs 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.

     10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

     Notices to Executive:

     Rick Lepley

     At his most recent address as reflected in the employment records of the Company.

     Notices to the Company:

Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attention: Chairman and Chief Executive Officer

and

Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attention: Executive Vice President — Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     12. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (provided, however that during the “Employment Period,”

as defined in the Change of Control Employment Agreement, the terms and provision of the Change of Control Employment Agreement shall be effective and shall control to the extent there is any conflict between such agreement and this Agreement).

     13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

     16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

     17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     18. Confidentiality of this Agreement. The parties agree that the terms of this Agreement are confidential. Executive shall not divulge or publicize the terms hereof except as may be necessary to enforce the promises, covenants and/or understandings contained herein or as either party may be required to do so by law, court order, subpoena or other judicial action or government taxing authorities. Executive may disclose the contents of this Agreement to his immediate family, attorneys and accountants, provided however, that any further disclosure of the terms of this Agreement by any of these persons to anyone not included within the terms of this paragraph may be deemed a breach of the Agreement by Executive.

     19. Arbitration Provisions. Except as to the right of the Company to resort to any court of competent jurisdiction to obtain injunctive relief or specific enforcement of the Executive’s obligations of confidentiality and non-competition under this Employment Agreement (or otherwise), any dispute or controversy between the Company and Executive arising out of or relating to Executive’s employment or termination of employment, this

Agreement or the breach of this Agreement, including but not limited to disputes involving discrimination arising under common law, and/or federal, state and local laws, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Executive agrees to abide by and accept the final decision of the arbitrator as to the ultimate resolution of any and all covered disputes and understands that arbitration replaces any right to trial by a judge or jury. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Palm Beach County, Florida unless the parties mutually agree to another location. The Company shall pay the costs of any arbitrator appointed hereunder.

* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OFFICE DEPOT, INC.
By:	/s/ BRUCE NELSON
Name: Bruce Nelson
Its: Chairman and CEO

EXECUTIVE
/s/ RICK LEPLEY
Name:	Rick Lepley
Date: March 22, 2004